Exhibit 10.19

OMNIBUS
 SUBSCRIPTION, MANAGEMENT
 AND
OPTION AGREEMENT

            This Omnibus Subscription, Management and Option Agreement (“Agreement”) is effective as of the 30th day of June, 2013, by and between Park City Group, Inc., a Nevada corporation (''PCG"), and ReposiTrak, Inc., a Utah corporation, formerly known as Global Supply Chain Systems, Inc. and F&D Partners, Inc. (“ReposiTrak”) and Leavitt Partners, LLC, a Utah limited liability company (“Leavitt”).

RECITALS

WHEREAS, PCG entered into a Subscription Agreement, dated as of April 1, 2012, which was amended on July 19, 2012 pursuant to the terms and conditions set forth in the Exclusive Rights Agreement and Amendment to Subscription Agreement (as amended, the "Subscription Agreement").  Under the terms of the Subscription Agreement, ReposiTrak was provided with access to and the use of certain software and services developed and owned by PCG, each under the terms and conditions set forth therein; and

WHEREAS, on April 1, 2012, PCG and ReposiTrak entered into a Management and Operating Agreement (“Management Agreement”), pursuant to which ReposiTrak retained PCG to provide certain business, management and related services to ReposiTrak, necessary to the conduct of ReposiTrak’s business of providing services to ReposiTrak’s clients (“Clients”);

WHEREAS, PCG and ReposiTrak desire to enter into this Agreement to amend and restate the Subscription Agreement and Management Agreement in their entirety, and to add certain other terms and conditions, as more particularly set forth herein, resulting in the termination of the Subscription Agreement and Management Agreement upon execution hereof; and

WHEREAS, Leavitt beneficially owns a substantial and controlling interest in all currently issued and outstanding shares of capital stock issued by ReposiTrak (“Shares”); and

WHEREAS, as a further inducement for PCG to enter into this Agreement, ReposiTrak and Levitt each desire to provide PCG with an option to acquire an additional equity interest in ReposiTrak, and Leavitt shall surrender to ReposiTrak certain  of its Shares, each on the terms and conditions set forth herein.

AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing, which the parties agree constitutes a substantive part of this Agreement, the mutual covenants, promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant, promise and agree as follows:

1.	Use of Subscribed Software.

1.1 Definitions.  As used herein,

            “Business” means subscription-based products or services that allow customers in the food, drug and/or dietary supplement markets (i) to analyze their supply chains; (ii) to “Track and Trace” products; and/or (iii) to address safety and regulatory supply chain issues.

             "Change   of   Control" means any   of   the   following   transactions: (i) any consolidation, stock   exchange, merger   or   other   transaction   in   which   the stockholders of ReposiTrak immediately prior to such transaction  own less than fifty percent (50%) of the voting power of the surviving entity immediately after such  transaction;  (ii) any transaction  or series of related  transactions  to  which ReposiTrak is a party in which in excess of fifty percent (50%) of ReposiTrak’s voting power is transferred; provided that a Change of Control will not include (x) any consolidation or merger effected exclusively to change the domicile of ReposiTrak, or (y) any transaction  or series of transactions  principally  for bona  fide equity financing purposes in which  cash is received by ReposiTrak or any successor or indebtedness of ReposiTrak is cancelled or converted or a combination thereof; or (iii) a sale, lease or other disposition of all or substantially all of the assets of ReposiTrak or the sale, exclusive license, conveyance, exchange or other transfer of all or substantially all of the intellectual property of ReposiTrak.

             “Client Revenue” means gross revenue from license, subscription, and use of the Subscribed Software developed and owned by PCG received by ReposiTrak in connection with Clients’ use of the Subscribed Software, excluding fees received by ReposiTrak from Clients in connection with consulting or ancillary services.

             “Services” means any consulting or other non-Software service independently created by PCG that is based upon, in whole or in part, any ReposiTrak intellectual property, and that is used in connection with the Subscribed Software.

              “Software” means any computer software programs, applications, algorithms, workflows, interfaces, information management tools, plug-ins, add-ons, or any other code whatsoever, whether in source or object form, that is incorporated into or used in connection with the Subscribed Software.

               “Subscribed Software” means PCG’s software solution that addresses food and drug safety throughout the respective supply chains by providing end-to-end forward or backward chaining, and all related Software and Services.

       1.2 Grant of Right.  PCG hereby grants ReposiTrak an exclusive, world-wide, non-transferable, non-sublicensable right and license to use the Subscribed Software during the Term in connection with the provision of products and services to Clients.  PCG shall deliver or make available to ReposiTrak fully operational versions of the Subscribed Software, and shall deposit a complete copy of the source code for all Subscribed Software in an escrow pursuant to Section 9 of this Agreement.

       1.3 Restrictions.  In accordance with the exclusive rights granted hereunder, PCG shall not, during the Term, (i) use the Subscribed Software to compete with ReposiTrak in the Business, or (ii) license, sell or make available, directly or indirectly, the Subscribed Software or any related Services to any other person, entity or affiliate who is a competitor of ReposiTrak or who provides products or services relating to the Business.  The parties further agree and acknowledge that, subject to the restrictions provided herein, PCG retains all right, title and interest in and to the Subscribed Software for its own business and operations, and for use, license or sublicense outside of the Business.

       1.4 Support Services.  In addition to the grant of the right to use the Subscribed Software, PCG shall provide the following support services during the Term of this Agreement:

          1.4.1 PCG shall provide ongoing maintenance of the Subscribed Software, shall host the same on its servers, shall ensure that the Subscribed Software is scalable to match the size and growth of the Business, and shall provide such other data management, bandwidth capacity, storage, and related support and services necessary to host, maintain and support the Subscribed Software;

          1.4.2 PCG shall set up and configure the necessary data exchanges and formats between Clients and PCG necessary for ReposiTrak to conduct the Business, and for PCG to provide the Management Services defined in Section 2.1 below; and

          1.4.3 PCG shall provide reasonable training and support services to ReposiTrak with respect to the Subscribed Software; provided, however, any travel and related expenses incurred by PCG in connection with providing the services set forth in this Section 1.2.3 shall be invoiced by PCG to ReposiTrak as set forth in Section 2.2 below.

       1.5        Subscription and Related Fees.

          1.5.1 ReposiTrak shall pay PCG annual subscription fees (“Annual Fees”) for each year of the Term, as follows:

Period	Annual Fee
April 1, 2012 to March 31, 2013	$1.2 million
April 1, 2013 to March 31, 2014	$1.6 million plus 3% of Client Revenue
April 1, 2014 to March 31, 2015	$1.6 million plus 4% of Client Revenue

          1.5.2 Annual Fees shall be paid in cash or alternatively, in the event ReposiTrak has insufficient cash on its balance sheet to pay the Annual Fees, as determined by ReposiTrak in its sole discretion, such Annual Fees may be paid by issuing to PCG a senior promissory note in substantially the form attached hereto as Exhibit A (each, a “Note”).

          1.5.3 Excluding the portion attributable to Client Revenue, which shall be payable in accordance with Section 1.5.5, Annual Fees shall be paid to PCG in quarterly installments on or before April 1, July 1, October 1, and January 1 of each year during the Term beginning as of April 1, 2013. In the event the Term is extended beyond April 1, 2015, as provided in Section 6, the Annual Fee shall be $1.6 million plus 5% of Client Revenue.  In the event that ReposiTrak elects to pay any amounts due under this Agreement by delivery of a Note, such Note shall have a maturity date two years following the date on which the Note is issued.

          1.5.4 The parties agree and acknowledge that a portion of the Annual Fees for the period April 1, 2012 to April 1, 2013 and the first installment of the Annual Fees for the period April 1, 2013 to April 1, 2014 are past due (“Past Due Fees”), which Past Due Fees total $1 million.  The Past Due Fees shall be paid in full pursuant to the issuance of a Note, dated as of June 30, 2013, between PCG as the Holder and ReposiTrak as the borrower (the “Original Note”), which Original Note shall include a warrant to acquire three hundred thousand (300,000) shares of common stock, $0.001 par value (“Common Stock”) (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), of ReposiTrak (the “Note Warrant”), as additional consideration for PCG’s agreement to accept the Original Note in payment for the Past Due Fees.  For the avoidance of doubt, Notes other than the Original Note shall not include any warrants or options to acquire shares of ReposiTrak.

          1.5.5 Within thirty (30) days after the end of each year of the Term, ReposiTrak shall provide PCG with a written revenue report (a “Revenue Report”) setting forth the portion of the Annual Fees attributable to Client Revenue (“Subscription Fees”).  PCG shall have reasonable access to the books and records of ReposiTrak during normal business hours to verify the accuracy of the Client Revenue set forth in each Revenue Report.  Following review of the Revenue Report, PCG shall provide ReposiTrak with an invoice setting forth the Subscription Fees and other amounts due and payable PCG  for such period (each, an “Invoice”).  In the absence of a good-faith dispute as to amounts due under the terms of an Invoice, which dispute is set forth in a written notice of dispute delivered to PCG (“Dispute Notice”), all amounts due and payable PCG as set forth in each Invoice not subject to a Dispute Notice shall be paid to PCG within thirty (30) days following receipt by ReposiTrak of the Invoice.

2. Business Services.

       2.1 Management and Administration.  PCG shall provide ReposiTrak, as required by ReposiTrak, with the following management and business services (“Management Services”): (i) sales support, customer implementations, customer support and related services; (ii) accounting services, consisting of general accounting, reporting, accounts receivable and payable, GAAP accounting, and related services; (iii) filing and general clerical support and services; (iv) software maintenance, development and systems administration; (v) governance functions, consisting of the issuance of a complete set of internal controls complying with SOX 404, and testing and maintaining internal controls; (vi) establishment of SAS 70 or SOC 2 certifications; (vii) maintaining appropriate levels of business insurance; (viii) completion and filing of all applicable income, sales and employment tax returns, and relevant regulatory and related filings; (ix) utilizing various PCG internal and external accounting and tax resources to maximize ReposiTrak’s enterprise value; and (x) providing all equipment required by ReposiTrak necessary to conduct the Business, including computers, facsimile machines, copiers, and other office equipment and furniture (“Equipment”).

       2.2 Expenses.  PCG shall pay all expenses necessary to provide the Management Services and maintain the Business (“Management Expenses”), which Management Expenses shall be reimbursed within thirty (30) days following receipt by ReposiTrak of an invoice setting forth an itemized list of such Expenses.  The parties agree and acknowledge that invoices for Management Expenses shall be provided quarterly during the Term, as extended by the parties.

       2.3 Management Fee.  ReposiTrak shall pay PCG a monthly cash management fee for the provision of Management Services equal to (i) five percent (5%) of the Management Expenses invoiced to ReposiTrak as set forth in Section 2.2 above, plus (ii) a pro-rata portion of the payroll and related expenses incurred by PCG necessary to provide the Management Services (the “Management Fee”).  The Management Fee shall be paid within thirty (30) days following receipt by ReposiTrak of the invoice setting forth the Management Fee.  The parties agree and acknowledge that the Management Fee and Management Expenses incurred for the period April 1, 2012 to April 1, 2013 in connection with the provision of Management Services is $622,863, which amount will be added to the balance of and shall be paid to PCG pursuant to the terms of, the Original Note.  The Parties further agree and acknowledge that in the event ReposiTrak has inadequate cash on its balance sheet to pay PCG the Management Fees and Management Expenses at such time as the same are due and payable under the terms of this Section 2, such amounts shall accrue and shall be paid by issuing to PCG a Note, which Note shall reflect all amounts due PCG by ReposiTrak during the applicable quarter for Management Fees and Management Expenses incurred during such quarter.

2.4 Equipment.

          2.4.1 PCG makes no representation or warranty whatsoever, express or implied, with respect to the suitability or durability of any Equipment provided by PCG under the terms of this Section 2.

          2.4.2 The Equipment shall be located and used only on PCG’s premises and shall not be removed without the prior written consent of PCG.  The Equipment shall me maintained and operated by competent employees of PCG only.  PCG shall pay all expenses of purchasing, operating and maintaining the Equipment and shall insure the same against normal perils, with PCG as the sole loss payee.

          2.4.3 The Equipment shall at all times be and remain the property of PCG, and ReposiTrak shall have no right or property interest in such Equipment, except the right to use the Equipment on the terms and conditions set forth in this Agreement.  Nothing in this Section 2 shall impair ReposiTrak’s ownership of all ReposiTrak information and data that may be sored on any Equipment.

       2.5.       Term. The parties agree and acknowledge that PCG’s obligation to provide Management Services may be terminated by ReposiTrak in its sole discretion, on thirty (30) days written notice, with or without cause.  Upon termination, all amounts due and payable to PCG by ReposiTrak shall be immediately due and payable to PCG; provided, however, ReposiTrak may, in lieu of paying cash to satisfy its obligation to pay such amounts, issue to PCG a Note.

    3. Option.   ReposiTrak hereby grants to PCG the right and option to acquire six hundred sixty thousand (660,000) shares of ReposiTrak’s Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) (the “PCG Option”), which amount  equals approximately seventy-five percent (75%) of the fully diluted shares of Common Stock of the Company as of the date hereof, assuming exercise of the Note Warrant, and the surrender by Leavitt of the Shares described in Section 4 below.  The PCG Option shall be exercisable for an aggregate exercise price of $100,000, or $0.15 per share, and shall expire on the earlier to occur of nine (9) years from the date hereof or the date on which a Change in Control of ReposiTrak occurs, provided that PCG is provided with thirty (30) day’s written notice prior to the consummation of the Change in Control..  As a condition to the exercise of the PCG Option, PCG shall agree to be bound by, and shall execute an agreement of joinder in respect of, ReposiTrak’s Shareholders Agreement dated as of January 1, 2013, a copy of which is attached as Exhibit B hereto (“Shareholders Agreement”).  ReposiTrak agrees that it will not amend, restate or otherwise alter the Shareholders Agreement without the written consent of PCG.

    4. Share Surrender.  Upon exercise of the PCG Option, Leavitt agrees to surrender to ReposiTrak for cancellation on the books and records of ReposiTrak one hundred thirty two thousand (132,000) of the Shares owned by it.  Leavitt agrees to execute and deliver such further instruments or documents as may be necessary or convenient to carry out such transaction, and hereby irrevocably appoints PCG as its proxy to assure compliance with the terms of this Section 4, with full power of substitution and revocation.  ReposiTrak and Leavitt each represent and warrant that Leavitt shall, immediately following the surrender of its Shares under the terms of this Section 4, and assuming only the exercise of the PCG Option and the option granted to PCG under the terms of the Original Note, beneficially own approximately 17% of the Shares.

    5.           Stock Exchange.  The parties agree and acknowledge that ReposiTrak has issued 65,003 shares of Common Stock to approximately 11 accredited investors (each, a “ReposiTrak Holder'"), for aggregate consideration of approximately $975,045.  Effective on July 1, 2014, PCG agrees to exchange shares of Common Stock held by ReposiTrak Holders (“ReposiTrak Shares”) for shares of common stock, $0.01 par value, of PCG (“PCG Shares”), calculated as set forth below in this Section 5 (the “PCG Exchange”).   The number of PCG Shares to be issued to each ReposiTrak Holder in connection with the PCG Exchange shall equal the amount paid for each ReposiTrak share held by such ReposiTrak Holder multiplied by the total number of ReposiTrak Shares subject to the PCG Exchange, divided by the higher of (i) the market price for each PCG Share, as reported on the NYSE MKT on the date of receipt by PCG of the Exchange Notice, as defined below, or (ii) $4.50 per PCG Share.   In the event a ReposiTrak Holder elects to participate in the PCG Exchange, such ReposiTrak Holder shall deliver to PCG a notice of election to exchange ("'Exchange Notice"), together with the certificate(s) evidencing the ReposiTrak Shares, duly endorsed in blank.  Upon receipt of the Exchange Notice, PCG shall promptly deliver to the ReposiTrak Holder that number of PCG Shares, calculated as set forth in this Section 5, against the delivery to PCG of the certificate(s) evidencing the ReposiTrak Shares, which ReposiTrak Shares shall be transferred on the books and records of ReposiTrak to PCG.   The PCG Shares issued to each ReposiTrak Holder shall bear a restrictive legend prohibiting their transfer except in compliance with the Securities Act of 1933, as amended.   Notwithstanding the foregoing, the parties agree and acknowledge that The PCG Exchange shall terminate, and be of no further force and effect, at such time as PCG has issued PCG Shares with a market value equal to $1.0 million calculated at the date of issuance of such PCG Shares.

    6. Term.    Unless otherwise specifically set forth in this Agreement with respect to a specific term or condition, the term of this Agreement shall be for three years from April 1, 2012 (the “Effective Date”) (the “Initial Term”), and will be automatically renewed for additional renewal terms of three years each  pursuant to the provisions of paragraph 1.5. above(each a “Renewal Term”). Either party may terminate this Agreement, and all rights to the Subscribed Software shall immediately terminate, in the event of an Event of Default of this Agreement, as defined in Section 7 below or in the event of a default under the terms of the Notes.

    7. Event of Default.  For purposes of this Agreement, an event of default (an “Event of Default”) means any of the following events has occurred and remains uncured for a period of thirty (30) days following notice by the non-breaching party to the party alleged to be in breach: (i) failure of ReposiTrak to pay any amount due PCG under the terms of this Agreement; (ii) a party’s breach of any material covenant, term or condition set forth in this Agreement; or (iii) the insolvency of the other party, the voluntary or involuntary filing of an application or petition for protection under creditor’s rights or other similar laws by the other party, or any general assignment of assets by the other party for the benefit of creditors.

    8. Independent Contractor.  The parties agree and acknowledge that the Management Services rendered under this Agreement are for a specified fee for certain intended results, and that PCG is under the control of ReposiTrak only as to the result of the Management Services and not as to the means by which this result is accomplished.  As such, the parties agree that PCG is an independent contractor within the meaning of Utah law, and accepts the legal consequences of this status, including without limitation that (a) ReposiTrak has no obligation to PCG to maintain liability insurance to cover the risk, if any, that PCG creates in performing Management Services under this Agreement; (b) ReposiTrak will not deduct from PCG's fees any amounts for federal or state income tax withholding, "FICA" contributions, contributions to state disability funds or similar withholding; and (c) Consultant is excluded from coverage of state and federal labor laws that may regulate the payment of overtime wages or other matters affecting employees.

    9. Escrow.  PCG shall maintain on deposit with a nationally recognized escrow company, source code, documentation, and machine readable copies of current versions of the Subscribed Software. PCG shall provide a copy of the escrow agreement and shall cause ReposiTrak to be named as a beneficiary of such escrow agreement. The terms and conditions of the software escrow agreement shall be in a form reasonably acceptable to ReposiTrak and shall govern PCG’s obligations to deliver, and ReposiTrak’s rights to use the Subscribed Software.  The escrow agreement will include terms for, but not limited to, ReposiTrak receiving full release and rights to the source code, documentation, and machine-readable copies in the event (i) PCG enters insolvency, receivership or bankruptcy proceedings, (ii) upon PCG making an assignment for the benefit of creditors, (iii) upon PCG’s dissolution or ceasing to do business, or (iv) PCG’s material breach of this Agreement.  Escrow fees are payable by ReposiTrak.

    10. Representations and Warranties.

       10.1  By PCG.  PCG represents and warrants to ReposiTrak that: (i) PCG has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly authorized, executed and delivered by PCG, and constitutes the valid and binding obligation of PCG, enforceable against it in accordance with its terms, except to the extent that such enforceability (y) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally, and (z) is subject to general principles of equity; (iii) PCG will operate its business and perform its obligations hereunder in accordance with all applicable federal, state and local laws, ordinances, executive orders and regulations; (iv) all materials (other than ReposiTrak or its client supplied materials) do not, and none of PCG's products or services will, infringe any patent, trademark, trade secret, copyright, design or any other proprietary right of third parties; (v) the Subscribed Software as delivered and accepted by ReposiTrak and each Client will perform in accordance with the applicable specifications; and (vi) PCG has obtained all authorizations and approvals required from third parties necessary to perform its obligations under the terms and conditions of this Agreement.

       10.2  By ReposiTrak.  ReposiTrak represents and warrants to PCG that: (i) ReposiTrak has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly authorized, executed and delivered by ReposiTrak, and constitutes the valid and binding obligation of ReposiTrak, enforceable against it in accordance with its terms, except to the extent that such enforceability (y) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally, and (z) is subject to general principles of equity; (iii) ReposiTrak will operate its business and perform its obligations hereunder in accordance with all applicable federal, state and local laws, ordinances, executive orders and regulations; and (iv) ReposiTrak has obtained all authorizations and approvals required from third parties necessary to perform its obligations under the terms and conditions of this Agreement.

    11.  Indemnification.  Each party to this Agreement  (the  "Indemnifying  Party")  shall  indemnify, defend and hold harmless the other party and its officers, directors,  employees  and representatives against any and all third party claims, actions, lawsuits, proceedings, damages, losses and expenses (including interest, penalties, judgments, costs of  preparation  and investigation, and reasonable attorneys' fees) suffered, sustained, incurred or that they  may become subject in connection with, arising out of or due to: (i) any representations or warranties made by the Indemnifying Party, its employees, agents, affiliates or third-party contractors regarding the products or services provided under this Agreement; (ii) any damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any act or omission of the Indemnifying Party, its agents, employees and subcontractors; or (iii) the non-fulfillment of any covenant, agreement or other obligation of the Indemnifying Party under this Agreement.

    12.  Waiver of Jury Trial.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES WAIVE AND COVENANT THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON OR RELATING TO THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

    13.  Limitation of Liability.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA OR OTHER INTANGIBLE LOSSES, AND INCLUDING DAMAGES RESULTING FROM: (i) THE USE OR INABILITY TO USE THE SERVICE, INCLUDING ERRORS, INTERRUPTIONS OR DELAYS; (ii) ANY OTHER MATTER RELATING TO THE SERVICE NOT ARISING FROM NEGLIGENCE OR MISCONDUCT BY A PARTY. NOTWITHSTANDING THE FOREGOING, UNDER NO CIRCUMSTANCE WILL EITHER PARTY'S LIABILITY EXCEED, IN THE AGGREGATE, A SUM EQUAL TO THE AMOUNT OF THE ANNUAL SUBSCRIPTION FEE PAYABLE IN RESPECT OF THE YEAR IN WHICH A CLAIM OCCURS .

    14.  Confidentiality.  Any information of a proprietary or confidential nature disclosed by a party to the other party concerning any aspect of its business, finances, or operations, including, without limitation, any data disclosed in connection with this Agreement ("Confidential Information"), shall be the sole and exclusive property of the disclosing party. Each party agrees not to disclose any Confidential Information of the disclosing party to any third party except as required in the performance of this Agreement, as permitted in writing by the disclosing party, or as required by applicable state, federal or other governing law. Each party agrees not to use the Confidential Information of the other party for any purpose other than in the performance of this Agreement.

    15.  Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Utah and for all purposes shall be governed by, construed under, and enforced in accordance with the laws of the State of Utah.

    16.  Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

    17.  Notices. Any notice or other communication in connection with this Agreement may be made and is deemed to be given as follows: (i) if in writing and delivered in person or by courier, on the date when it is delivered; (ii) if by facsimile, when received at the correct number (proof of which shall be an original facsimile transmission confirmation slip or equivalent); or (iii) if sent by certified or registered mail or the equivalent (return receipt requested), on the date such mail is delivered, unless the date of that delivery is not a business day or that communication is delivered on a business day but after the close of business on such business day in which case such communication shall be deemed given and effective on the first following business day. Any such notice or communication given pursuant to this Agreement shall be addressed to the intended recipient at its address or number (which may be changed by either party at any time) specified as follows:

If to ReposiTrak:	ReposiTrak, Inc. 299 S. Main Street Suite 2300 Salt Lake City, Utah 84111 Facsimile No.: Telephone No.: _____________ Attention: Chief Executive Officer

If to PCG:	Park City Group, Inc. 299 S. Main Street Suite 2370 Salt Lake City, Utah 84111 Facsimile No.: 435-645-2100 Telephone No.:
With a copy to:	Disclosure Law Group 501 West Broadway, Suite 800 San Diego, CA 92101 Facsimile No.: 619-330-2101 Telephone No.: 619-795-1134 Attn: Daniel W. Rumsey, Managing Partner

If to	Leavitt Partners, LLC 299 S. Main Street Suite 2300 Salt Lake City, Utah 84111 Facsimile No.: Telephone No.: 801-538-5082 Attention: Chief Executive Officer

    18.  Severability. If at any time any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

    19.  Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, provided that neither party shall have the right to assign its rights and obligations hereunder or any interest herein without the written consent to the other parties, which consent shall not be unreasonably withheld.

    20.  Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement. No failure or delay on the part of a party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

    21.  Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of telecopying or electronic device shall be treated as though such reproductions are executed originals.

    22.  Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters including without limitation the Subscription Agreement and the Management Agreement, which the parties acknowledge have been merged into this Agreement.

    IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed by its officers, thereunto duly authorized as of this, the 20th day of September, 2013.

REPOSITRAK, INC.

By:	/s/ Rich McKeown
Name:	Rich McKeown
Title:	CEO/ President

PARK CITY GROUP, INC.

By:	/s/ Randy Fields
Name:	Randy Fields
Title:	Chief Executive Officer

LEAVITT PARTNERS, LLC

By:	/s/ Rich McKeown
Name:	Rich Keown
Title:	CEO/ President